Exhibit 10.1

MODIFICATION AGREEMENT

This Modification Agreement (the “Agreement”), dated as of January 15, 2016 for reference purposes only, is made by and between Evercore Partners Services East L.L.C. (the “Borrower”) and First Republic Bank (the “Lender”), with reference to the following facts:

A. Borrower and Lender entered into that certain Loan Agreement (Line of Credit) dated June 27, 2013 (as amended, the “Loan Agreement”) pursuant to which a line of credit in the current maximum principal amount of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) (the “Loan”) was made to Borrower, and such Loan has previously been renewed by Borrower and Lender. The Loan is evidenced by Borrower’s Second Amended and Restated Promissory Note dated June 26, 2015 (the “Note”).

B. Evercore Partners Inc. (“EPI”), the ultimate parent of Borrower, has entered into a Term Loan and Guarantee Agreement dated November 2, 2015 (as amended, the “EPI Term Agreement”) with Mizuho Bank, Ltd., as Administrative Agent and as a lender, and other lenders party thereto.

C. At the request of EPI, Borrower has agreed to guarantee the obligations of EPI under the EPI Term Agreement. Bank has consented to the foregoing guarantee by Borrower as long as the maximum amount of the Line of Credit under the Loan is decreased to $50,000,000 and certain other changes are made to the Loan Documents.

D. All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement or the Note.

THEREFORE, for valuable consideration, the Lender and Borrower agree as follows:

1. Modification of Loan Documents.

1.1 Principal Amount of the Loan. Effective as of the date hereof, the principal amount of the commitment under the Loan (and the face amount of the Note) is hereby decreased from the principal amount of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) to Fifty Million and 00/100 Dollars ($50,000,000.00) pursuant to the terms of the Third Amended and Restated Promissory Note dated January 15, 2016 (the “Third Amended and Restated Promissory Note”). On the date hereof, Borrower shall (if necessary) pay down the amount of the Loan to not greater than $50,000,000.

1.2 Additional Definitions. The following definitions are inserted at the end of Article 1, Definitions:

1.28 BBVA Line of Credit. Evercore Casa de Bolsa, SA de CV’s line of credit with BBVA Bancomer.

1.29 Capital Lease Obligations. With respect to any Person for any period, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

Loan No.: 96-506153-6

Obligor No.: 0210349549

1.30 Cash Equivalents. As of any date of determination, (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender (as those terms are defined in the EPI Term Agreement) or (ii) any commercial banking institutions or corporations rated at least “P-2” by Moody’s or “A-2” by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any Lender (as that term is defined in the EPI Term Agreement) or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 having a certificate of deposit rating by S&P or Moody’s (or both) that is “A-2” or higher if by S&P and “P-2” or higher, if by Moody’s; (d) repurchase agreements which are entered into with any Lender (as that term in defined in the EPI Term Agreement) or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all liens and other third party rights; and (g) other investments approved by the Administrative Agent (as that term is defined in the EPI Term Agreement). All the Cash Equivalents described in clauses (a) through (d) above shall have maturities of not more than 12 months from the date of acquisition.

1.31 Consolidated. The consolidation of accounts in accordance with GAAP.

1.32 Consolidated Adjusted EBITDA. For any period, the Consolidated Net Income of EPI and its Consolidated Subsidiaries plus (a) depreciation expense and amortization expense, (b) interest expense, (c) non-cash employee compensation, and (d) in an amount not to exceed $30 million in the aggregate in any period of four fiscal quarters, other non-cash or non-recurring charges, in each case determined in accordance with GAAP for such period.

1.33 Consolidated Leverage Ratio. As of the last day of each fiscal quarter of EPI, the ratio of (i) Total Debt of EPI and its Consolidated Subsidiaries as of such date to (ii) Consolidated Adjusted EBITDA of EPI and its Consolidated Subsidiaries for the period of four consecutive fiscal quarters then ended.

1.34 Consolidated Net Income. The net income (or loss) of EPI and its Consolidated Subsidiaries determined on a Consolidated basis for such period (as reported on EPI’s financial statements); provided that, without duplication:

(a) the cumulative effect of a change in accounting principles shall be excluded; and

(b) the amount of provision for income taxes, as included on EPI’s Consolidated income statement for the relevant period shall be added back.

1.35 Consolidated Tangible Net Worth. As of any date of determination, (i) the consolidated shareholders’ equity of EPI and its Consolidated Subsidiaries on that date plus (ii) non-controlling interest (excluding redeemable non-controlling interest) minus (iii) to the extent reflected in such Consolidated shareholder’s equity, the amount of Consolidated Intangible Assets of EPI and its Consolidated Subsidiaries.

1.36 GAAP. Generally accepted accounting principles in the United States as in effect from time to time, consistently applied (except to the extent any such inconsistent application of GAAP has been approved by the accountants or Authorized Officer (as defined in the EPI Term Agreement) and disclosed in reasonable detail to Lender).

1.37 Indebtedness. Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees (as defined in the EPI Term Agreement) by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) solely for the purposes of the determining whether there has been a cross-default, net obligations of such Person in respect of hedging agreements, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, that “Indebtedness” shall not include trade and other accounts payable arising and compensation expenses accrued in the ordinary course of business; it being understood and agreed that any accrued liability under EPI’s Tax Receivables Agreement shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

1.38 Intangible Assets. The total book value of all assets of EPI and its subsidiaries (including goodwill) properly classified as intangible assets on EPI’s balance sheet in accordance with GAAP.

1.39 Investments. Any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any capital stock, bonds, notes, debentures or other debt securities of any Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and net of actual cash dividends or other payments received by the Person making such Investment on account of such Investment.

1.40 Lines of Credit. Collectively, (x) the Line of Credit Loan and (y) the BBVA Line of Credit.

1.41 Liquid Investments. As of any date of determination, (i) cash, (ii) Cash Equivalents, (iii) municipal bonds having a rating of at least “A” / “A2” or its equivalent and (iv) Investments that can be converted into cash within 30 days (as evidenced by (i) such Investment being listed on a national exchange or (ii) regularly traded in other recognized markets and subject to price quotes from an approved pricing service); provided that Liquid Investments shall not include Investments that are subject to restrictions on the Consolidated Subsidiaries’ distributing the proceeds thereof to EPI or any guarantor of the EPI Term Agreement and shall not include assets pledged pursuant to reverse repurchase agreement transactions.

1.42 Subsidiary. With respect to any Person, (a) a corporation, limited liability company or other similar business entity of which shares of stock or other equity interests having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation or entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (b) any partnership of which such Person and/or one or more Subsidiaries of such Person has, directly or indirectly, more than 50% of the interest in profits and losses. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of EPI.

1.43 Target Net Worth Amount. An amount equal to the Consolidated Tangible Net Worth as of September 30, 2015 plus an amount equal to 10% of consolidated after tax net earnings (but not losses) for each fiscal quarter ended after September 30, 2015.

1.44 Total Debt. As of any date of determination, the total amount of Indebtedness of EPI and its Consolidated Subsidiaries outstanding on such date determined in accordance with GAAP, including in any event any Indebtedness or Guarantees (as defined in the EPI Term Agreement) by EPI or a guarantor of the EPI Term Agreement and any outstanding amounts under the Lines of Credit and excluding: (i) any Indebtedness and any Guarantees (as defined in the EPI Term Agreement) of EPI or any guarantor of the EPI Term Agreement, owed to any direct or indirect Subsidiary of EPI, that is subordinated to EPI’s and such guarantor’s obligations under the EPI Term Agreement, (ii) any intercompany Indebtedness, and any Guarantees of such intercompany Indebtedness, that is in the nature of a payable in the ordinary course of business (and not obligations of the type set forth in clause (a) or (b) of the definition of Indebtedness, or Guarantees of such obligations), (iii) any Indebtedness in respect of repurchase agreements, undrawn letters of credit and hedge agreements to the extent otherwise permitted under EPI Term Agreement, (iv) intercompany debt among EPI and the guarantors of the EPI Term Agreement and (v) other Indebtedness as set forth in clauses (c), (d), (i) (but only, with respect to letters of credit, to the extent undrawn) and (j) of the definition thereof.

1.45 Unencumbered Liquid Assets Ratio. As of any date of determination, the ratio of (i) the aggregate amount of unencumbered Liquid Investments to (ii) the aggregate amount outstanding as of such date under the loan made under the EPI Term Agreement and all other Total Debt of EPI and the Consolidated Subsidiaries that is pari-passu with, or senior (including structurally senior) to the loan made under the EPI Term Agreement, excluding for this purpose any Indebtedness in respect of repurchase agreements and any outstanding amounts under the Lines of Credit.

1.3 Amendment of Section 3.5. A new sentence is added at the end of Section 3.5 of the Loan Agreement to read as follows:

In addition, Borrower shall immediately notify Lender in writing of any Event of Default (as defined in the EPI Term Agreement) under the EPI Term Agreement given to EPI by the Administrative Agent or any Lender (as defined in the EPI Term Agreement).

1.4 Amendment of Section 3.18. A new sentence is added at the end of Section 3.18 of the Loan Agreement to read as follows:

Borrower at all times will ensure that all of the Collateral is free of all liens and other interests under the EPI Term Agreement.

1.5 Amendment of Section 4.1(g). Section 4.1(g) of the Loan Agreement is amended to read as follows:

(g) Performance of Obligations to Third Persons. If (i) any Loan Party fails to pay any of its indebtedness or to perform any of its obligations when due, in each case, under any document between such Loan Party and any other Person and such failure to pay or perform entitles the holder thereof to accelerate such indebtedness, provided that such failure shall constitute a default hereunder only if the aggregate principal amount of the outstanding indebtedness exceeds $5,000,000.00, or (ii) EPI fails to pay any of its indebtedness or perform any of its obligations when due, in each case, under the EPI Term Agreement and such failure to pay or perform entitles the lenders thereunder to accelerate such indebtedness;

1.6 Amendment of Section 1 of Exhibit B. The first three paragraphs of Section 1.3 of Exhibit B of the Loan Agreement are amended to read as follows:

1.3 Borrowing Base. During the term of this Agreement, the outstanding principal balance of the Line of Credit Loan shall not, for each month, exceed the lesser of the Commitment or the Borrowing Base at the end of the previous month (the “Available Amount”). The Borrowing Base shall be determined for each month during the term of this Agreement based on the accounts receivable aging statement received for the most recently ended month, and shall remain in effect during such month until delivery of the next monthly accounts receivable aging statement.

As used in the Loan Documents, the term “Borrowing Base” means, for each month, the sum of (A) the product of the Eligible Accounts Receivable of Pledgor as of the last day of the immediately preceding month, multiplied by 80% and (B) the aggregate amount of cash and cash equivalents of the Borrower held in a designated blocked account of the Borrower with the Lender or an affiliate of the Lender (the “Designated Account”). As used in the Loan Documents, the term “Eligible Accounts Receivable” means all bona fide accounts receivable generated in the ordinary course of business of the Pledgor; provided, however, that the term Eligible Accounts Receivable shall not include any accounts receivable:

(a) that have been invoiced and not paid within 120 days of the due date;

(b) for which any of the actions described in Sections 4.1(e), (h), (i) or (j) hereof has occurred with respect to the account debtor;

(c) with respect to which the account debtor disputes liability or makes any claim and Lender and the Borrower reasonably agree that there is a basis for such dispute (but only up to the disputed or claimed amount);

(d) with respect to which the Pledgor owes the account debtor, but only to the amount owed (i.e., contra accounts);

(e) with respect to which the account debtor is an affiliate of the Pledgor, an officer or director of the Pledgor or any affiliate of the Pledgor, or any Person having the power or ability to control the Pledgor; or

(f) with respect to clearing broker relationships of Pledgor.

The Eligible Accounts Receivable shall be determined from the monthly accounts receivable aging statement submitted by the Pledgor, and the Compliance Certificate submitted by Borrower, pursuant to this Agreement.

1.7 Addition to Section 1 of Exhibit B. A new Section 1.4 is added to Exhibit B of the Loan Agreement to read as follows:

1.4 EPI Financial Covenants. Until all amounts outstanding under the EPI Term Agreement are paid in full, Borrower shall cause EPI not to:

(a)(i) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of the applicable fiscal quarter of EPI to be less than 60% of the Target Net Worth Amount, in the case of the first and second fiscal quarters of EPI during each fiscal year and 70% of the Target Net Worth Amount in the case of the third and fourth fiscal quarters of EPI during each fiscal year.

(ii) Minimum Unencumbered Liquid Asset Ratio. Permit the Unencumbered Liquid Asset Ratio of EPI as of the last day of any fiscal quarter to be less than 1.4:1.0.

(iii) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of EPI as of the last day of any period of four consecutive fiscal quarters of EPI to be greater than 1.0:1.0.

Each of the determinations in Section 1.4(a)(i), (ii) and (iii) above will be calculated on a consolidated basis for each quarter or consecutive four fiscal quarter period, as applicable, beginning at the end of the fiscal quarter ended March 31, 2016.

(b) Financial Cure by EPI. Notwithstanding anything to the contrary in this Agreement (including Section 4), upon the occurrence of an Event of Default as a result of failure to comply with Section 1.4(a) above for any fiscal quarter, EPI shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 14 days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, of the EPI Term Agreement, to issue equity as permitted by the EPI Term Agreement for cash or otherwise receive cash contributions in respect of capital stock (the “Specified Equity Contribution”), and thereupon at Borrower’s request, and EPI’s compliance with Section 1.4(a), shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated Shareholder’s Equity shall be increased solely for the purpose of determining compliance with Section 1.4(a)(i) as of the end of such fiscal quarter by an amount equal to the Specified Equity Contribution (but, for the avoidance of doubt, the calculation of Consolidated Tangible Net Worth pursuant to such adjustment shall not also take into account any immediate repayment of Indebtedness in connection with the Specified Equity Contribution).

(ii) Unencumbered Liquid Assets Ratio shall be adjusted as of the end of such quarter to reflect the Specified Equity Contribution (to the extent it (x) constitutes unencumbered Liquid Investments or (y) has been used to repay the loan under the EPI Term Agreement).

(iii) Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related add-back in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 1.4(a)(iii) as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter, by an amount equal to the Specified Equity Contribution (but, for the avoidance of doubt, the calculation of the Consolidated Leverage Ratio pursuant to such adjustment shall not also take into account any immediate repayment of Indebtedness in connection with the Specified Equity Contribution).

If, following such adjustments, the requirements of Section 1.4(a) would be satisfied, then the requirements of Section 1.4 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 1.4(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, during the term of this Agreement, (i) the Cure Right shall not be exercised more than one time, (ii) the Specified Equity Contribution shall be no greater than the amount required for the purpose of complying with Section 1.4(a), (iii) upon the Lender’s receipt of a written notice from the Borrower that EPI intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 14th day following the date on which financial statements for the fiscal quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 7.1(a) or (b), as applicable, of the EPI Term Agreement, the Lender shall not exercise any right to accelerate the Obligations and the Lender shall not exercise any right or remedy under the Loan Documents solely on the basis of the relevant Event of Default under Section 1.4(a), (iv) during any test period in which any Specified Equity Contribution is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Specified Equity Contribution shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA and otherwise provided above (and not as a reduction of Indebtedness (either directly through repayment or indirectly through “netting”) where the provisions above specify that said specified amount shall not also be included if used for any repayment) for the purpose of determining compliance with Section 1.4(a) and (B) disregarded for all other purposes.

1.8 Amendment of Section 2 of Exhibit B. Section 2.3 of Exhibit B to the Loan Agreement is amended, and a new Section 2.4 and new Section 2.5 are added to Exhibit B to the Loan Agreement, to read as follows:

2.3 Accounts Receivable Aging Statement for Pledgor. Borrower shall ensure that Evercore Group L.L.C. shall deliver to Lender monthly accounts receivable aging statements, substantially in the form delivered to Lender in connection with the Loan Closing, within 15 Business Days after the end of each month, certified by its chief financial officer or other officer or representative of such entity acceptable to Lender.

2.4 EPI Covenant Certificate. Borrower shall ensure that EPI delivers a certificate to Lender, within 45 days after the end of each of EPI’s first three fiscal quarters and within 90 days after the end of EPI’s fiscal year, and executed by a financial officer of EPI, setting forth its calculation of the financial covenants in Section 1.4 of Exhibit B for the quarter then ended. The certificate shall be in form and detail satisfactory to Lender (provided, that the form of certificate provided by EPI to the agent under the EPI Term Agreement with respect to such financial covenants shall be satisfactory to Lender).

2.5 Borrower Compliance Certificate. Borrower shall deliver to Lender, within 15 Business Days after the end of each month, a compliance certificate in the form of Exhibit C hereto executed by a financial officer of Borrower.

2. Execution of Third Amended and Restated Promissory Note. Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Lender the Third Amended and Restated Promissory Note. All references to the “Note” in the Loan Documents shall hereafter refer to and be the Third Amended and Restated Promissory Note, which when executed in favor of and delivered to Lender shall supersede and replace, in its entirety, the Note (as referenced in Recital A hereof).

3. Authority. Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Person(s) signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Person(s) executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all required action on the part of Borrower.

4. Fees. Borrower shall pay to the Lender, upon execution of this Agreement, a documentation fee of $1,000, which fee shall be debited from account number 966-0070-7280 held with Lender.

5. Entire Agreement. This Agreement and the Third Amended and Restated Promissory Note and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered thereby and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Lender or Borrower concerning the matters covered by this Agreement and the other Loan Documents.

6. Modifications. This Agreement may be modified only by a written agreement signed by Borrower and the Lender.

7. NO CLAIMS. BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B) IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE LENDER IN CONNECTION WITH THE LOAN OR THE COLLATERAL.

8. Fees. Borrower shall pay to the Lender all reasonable and documented out-of-pocket costs, charges, and expenses paid or incurred by the Lender in connection with the preparation of this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees and costs, filing fees, recording charges, and document preparation fees.

9. Continuing Effect of Documents. The Third Amended and Restated Promissory Note, the Loan Agreement and other Loan Documents, as modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

10. Counterparts; Electronic Signatures; Successors. This Agreement may be executed in counterparts, each of which shall constitute on original, and all of which together shall constitute one and the same agreement. A signed copy of this Agreement transmitted by a party to another party via facsimile or an emailed “.pdf” version shall be binding on the signatory thereto. Notwithstanding the delivery of the faxed or emailed copy, Borrower agrees to deliver to Lender original executed copies of this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

BORROWER:		LENDER:

Evercore Partners Services East L.L.C.		First Republic Bank

By:	/s/ Robert Walsh	By:	/s/ Stephen J. Szanto
Name:	Robert Walsh	Name:	Stephen J. Szanto
Title:	Chief Financial Officer	Title:	Managing Director

ACKNOWLEDGMENT OF MODIFICATION

AND REAFFIRMATION OF GUARANTY

Section 1. Each Guarantor hereby acknowledges and confirms that it has reviewed and approves the terms and conditions of the Modification Agreement dated on or about even date herewith between Evercore Partners Services East L.L.C. (“Borrower”) and First Republic Bank (“Lender”) (the “Amendment”).

Section 2. Each Guarantor hereby consents to the Amendment and agrees that all obligations covered by the Guaranty (which include Borrower’s obligations under the Third Amended and Restated Promissory Note) shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3. Each Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty executed by such Guarantor in favor of Lender are true, accurate and complete as if made the date hereof.

Dated as of January 15, 2016

GUARANTORS

EVERCORE LP

By:	Evercore Partners Inc., its General Partner

	By:	/s/ Robert Walsh
	Name:	Robert Walsh
	Its:	Chief Financial Officer

EVERCORE GROUP HOLDINGS L.P.

By:	Evercore Group Holdings L.L.C., its General Partner

	By:	/s/ Robert Walsh
	Name:	Robert Walsh
	Its:	Chief Financial Officer

ACKNOWLEDGMENT OF MODIFICATION AND

REAFFIRMATION OF THIRD PARTY SECURITY AGREEMENT

Section 1. The undersigned Pledgor hereby acknowledges and confirms that it has reviewed and approves the terms and conditions of the Modification Agreement dated on or about even date herewith between Evercore Partners Services East L.L.C. (“Borrower”) and First Republic Bank (“Lender”) (the “Amendment”).

Section 2. The undersigned Pledgor hereby consents to the Amendment and agrees that all obligations covered by the Third Party Security Agreement (which include Borrower’s obligations under the Third Amended and Restated Promissory Note) shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3. The undersigned Pledgor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Third Party Security Agreement executed by the Pledgor in favor of Lender are true, accurate and complete as if made the date hereof.

Dated as of January 15, 2016

PLEDGOR

EVERCORE GROUP L.L.C.

By:	/s/ Robert Walsh
Name:	Robert Walsh
Its:	Treasurer

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

EVERCORE PARTNERS SERVICES EAST L.L.C.

Date:                          , 20

This Compliance Certificate is delivered pursuant to Section 2.5 of Exhibit B to that certain Loan Agreement (Line of Credit), dated as of June 27, 2013, among Evercore Partners Services East L.L.C. (“Borrower”), and First Republic Bank (the “Lender”) (as amended, the “Loan Agreement”). Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

The undersigned, the duly authorized and acting Chief Financial Officer [or insert other officer title as appropriate and as agreed by Lender] of the Borrower, hereby certifies, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Loan Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its affiliates during the accounting period covered hereby. Except as set forth on Attachment 1, such review did not disclose the existence, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default.

Attached hereto as Attachment 2 are the computations showing compliance with the covenants applicable to Borrower as set forth in Sections 1.1, 1.2 and 1.3 of Exhibit B of the Loan Agreement. Borrower is in complete compliance for the period ending                      with all required covenants except as may be disclosed on Attachment 2.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

EVERCORE PARTNERS SERVICES EAST L.L.C.

By:

Name:

Title:	Chief Financial Officer

Attachment 1

to Compliance Certificate

Defaults or Events of Default

[Borrower to List]

Attachment 1

Attachment 2

to Compliance Certificate

Borrower Covenant Worksheet

Exhibit B, Section 1.1

List any Additional Indebtedness not permitted by Section 1.1:

Exhibit B, Section 1.2

Consecutive days out of debt for period June 27, 2015 to June 27, 2016:                     .

Exhibit C, Section 1.3

The Borrowing Base for the month ended                     ,      is calculated as follows:

A.	Eligible Accounts Receivable:

	1.	Accounts Receivable		$

	2.	Less

		(a)	Invoices over 120 days

		(b)	Insolvency, Attachment, Injunction or Dissolution of Account Debtor

		(c)	Disputed Invoices

		(d)	Contra Accounts

		(e)	Affiliate/Entity Invoices

		(f)	Clearing broker relationships

	3.	Sum of Section 2(a) – (f)

	4.	Item 1 minus Item 3

	5.	80% of Item 4		$

B.	Balance (cash and cash equivalents) of Designated Account			$

C.	Borrowing Base (A.5 + B)			$

Attachment 2